( BW)(KY-POMEROY-COMPUTER-RES)(PMRY) Pomeroy Computer Resources
Announces the Addition of 1,000,000 Shares to Its Stock Repurchase
Program

    Business Editors

    HEBRON, Ky.--(BUSINESS WIRE)--May 13, 2003--Pomeroy Computer Resources, Inc. (NASDAQ:PMRY), today announced that the Company's Board of Directors has authorized the addition of 1,000,000 shares to its stock repurchase program. The additional shares to be repurchased represent approximately 8.0% of the Company's outstanding common stock and will be purchased in open market purchases made from time to time at the discretion of the Company's management. The time and extent of the repurchases will depend on market conditions. The acquired shares will be held in treasury or cancelled. The Company anticipates funding the stock redemption program out of working capital and the redemption program will be effectuated over the next 12 months.
    "With approximately $55 million in cash invested and a strong balance sheet, we are continually looking for ways to improve the return on our cash investments. We believe that repurchasing our stock will offer the Company a positive return on our investment and at the same time reward our shareholders," said President Stephen E. Pomeroy.
    As a solution provider, Pomeroy offers three categories of service: enterprise consulting, enterprise infrastructure solutions and client management services. The Pomeroy Companies have clientele across a broad spectrum of industries, governments and educational organizations. The Pomeroy Companies employ approximately 1,500 individuals, more than half of whom are technical personnel, and maintain 27 regional facilities in Alabama, Florida, Georgia, Indiana, Iowa, Kentucky, Minnesota, Missouri, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and West Virginia. For the year ended January 5, 2003, the Pomeroy Companies reported revenues of $703 million.
    Certain statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. These statements are based on information available to the Company as of the date hereof and the Company disclaims any intention or obligation to update any such forward-looking statements. Factors which could cause actual results to differ materially from current expectations include, but are not limited to, the Company's ability to identify suitable acquisition candidates and successfully integrate acquired companies, the estimated needs of customers as conveyed to the Company, market conditions including the overall demand for IT products and services, the terms of applicable agreements and certification programs and the assumptions regarding the Company's performance thereunder, the Company's ability to attract and retain technical personnel and to identify and develop expertise in future-demanded services, the nature and volume of products and services anticipated to be delivered and the Company's ability to obtain sufficient volumes of products and provide services.
    Company Website: www.pomeroy.com

    --30--JAM/cl*


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    CONTACT: Pomeroy Computer Resources, Inc.
             Investor Relations Contact -
             Michael E. Rohrkemper, 859/586-0600, ext. 1416
             Email: investor@pomeroy.com

    KEYWORD: KENTUCKY
    INDUSTRY KEYWORD: HARDWARE
    SOURCE: Pomeroy Computer Resources, Inc.

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